

     ------
    |FORM 4|                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION           -------------------------------
     ------                                      WASHINGTON, D.C. 20549                          |       OMB APPROVAL          |
                                                                                                 |-----------------------------|
[X] CHECK THIS BOX IF NO LONGER                                                                  |OMB Number:      3235-0287   |
    SUBJECT TO SECTION 16.  FORM 4 OR                                                            |Expires:  September 30, 1998 |
    FORM 5 OBLIGATIONS MAY CONTINUE.      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           |Estimated average burden     |
    SEE INSTRUCTION 1(B).                                                                        |hours per response ..... 0.5 |
                                                                                                 |-----------------------------|



(Print or Type Responses)

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting   | 2.    Issuer Name AND Ticker or Trading Symbol | 6. Relationship of Reporting                 |
   Person*                         |                                                |    Person(s) to Issuer (Check all            |
                                   |       Keebler Foods Company (KBL)              |    applicable)                               |
   Bermore, Ltd.                   |                                                |                                              |
-------------------------------------------------------------------------------------       Director          X   10% Owner        |
    (Last)     (First)   (Middle)  | 3.    IRS or Social      | 4. Statement for    | -----                  ----                  |
                                   |       Security Number of |    Month/Year       |                                              |
      c/o GFI Industries, Inc.     |       Reporting Person   |                     |        Officer (give   ---- Other            |
      999 Baker Way                |       (Voluntary)        |    February, 1998   | -----  title below)         (specify         |
                                   |                          |                     |                                below)        |
                                   |                          |                     |                                              |
                                   |                          |                     |      ---------------------------------       |
---------------------------------- |                          |---------------------|----------------------------------------------|
               (Street)            |                          | 5. If Amendment,    | 7. Individual or Joint/Group Filing          |
                                   |                          |    Date of Original |    (Check Applicable Line)                   |
San Mateo      CA       94404      |                          |    (Month/Year)     |                                              |
                                   |                          |                     |    X  Form filed by One Reporting            |
                                   |                          |                     |   --- Person                                 |
                                   |                          |                     |                                              |
                                   |                          |                     |   --- Form filed by More than One            |
                                   |                          |                     |       Reporting Person                       |
---------------------------------- |-----------------------------------------------------------------------------------------------|
(City)    (State)      (ZIP)       |                                                                                               |
                                   |                                                                                               |
                                   |   TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED           |
                                   |                                                                                               |
===================================================================================================================================|
1.   Title of Security             |2.Trans- |  3. Trans-   | 4. Securities             |5. Amount of   | 6.Ownership |7.Nature    |
     (Instr. 3)                    |  action |     action   |    Acquired (A)           |   Securities  |   Form:     |  of        |
                                   |  Date   |     Code     |    or Disposed of (D)     |   Beneficially|   Direct    |  Indirect  |
                                   |         |   (Instr. 8) |    (Instr. 3,4 and 5)     |   Owned at    |   (D) or    |  Beneficial|
                                   |         |-------------------------------------------   End of Month|   Indirect  |  Owner-    |
                                   |  (Month/|  Code |   V  | Amount   | (A) or | Price |   (Instr. 3   |   (I)       |  ship      |
                                   |  Day/   |       |      |          | (D)    |       |    and 4)     |   (Instr.4) |  (Instr. 4)|
                                   |  Year)  |       |      |          |        |       |               |             |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value $.01       |  2/3/98 |   X   |      | 4,519,090|    A   | $3.23 |   4,997,770   |      D      |            |
                                   |         |       |      |       (a)|        |       |               |             |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value $.01       |  2/3/98 |   S   |      | 5,196,953|    D   | $22.56|   4,997,770   |      D      |            |
                                   |         |       |      |       (a)|        |       |               |             |            |
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                                   |         |       |      |          |        |       |               |             |            |
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                                   |         |       |      |          |        |       |               |             |            |
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                                   |         |       |      |          |        |       |               |             |            |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently valid OMB Number.                     SEC 1474 (7-97)

(a) Excludes 1,616,691 shares of common stock, par value $.01 per share, of the Issuer ("Issuer Common Stock") sold by the Reporting Person to Flowers
Industries, Inc. ("Flowers") on February 3, 1998 (simultaneously upon consummation of a public offering of Issuer Common Stock pursuant to Registration
Statement No. 333-42075) pursuant to that certain Stock Purchase and Stockholder's Agreement dated January 28, 1998 by and among the Reporting
Person, Flowers, Artal Luxembourg S.A. and the Issuer.


FORM 4 (CONTINUED)

                           TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.  Title of   |  2.  Conver-   |3.  Trans-    |  4.  Trans-    | 5. Number of Derivative  |6.  Date Exercisable | 7. Title and
    Derivative |      sion or   |    action    |      action    |    Securities Acquired   |    and Expiration   |    Amount
    Security   |      Exercise  |    Date      |      Code      |    (A) or Disposed of (D)|    Date             |    of
    (Instr. 3) |      Price of  |              |    (Instr. 8)  |    (Instr. 3, 4 and 5)   |                     |    Underlying
               |      Deriv-    |   (Month/    |                |                          |    (Month/Day/Year) |    Securities
               |      ative     |   Day/Year)  |                |                          |                     |    (Instr. 3
               |      Security  |              |                |                          |                     |     and 4)
               |                |              |________________|__________________________|_____________________|__________________
               |                |              | Code   |  V    |     (A)      |    (D)    |Date       | Expir-  |       | Amount
               |                |              |        |       |              |           |Exercisable| ation   |Title  | or Number
               |                |              |        |       |              |           |           | Date    |       | of Shares
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|----------
Warrant to buy |     $3.23      |  2/3/98      |  X     |       |              | 4,519,090 | immed.    | 6/4/03  | Common| 4,519,090
               |                |              |        |       |              |       (a) |           |         | Stock |       (a)
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|----------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|----------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|----------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|----------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|----------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|----------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|----------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|----------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|----------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|----------
               |                |              |        |       |              |           |           |         |       |
---------------|----------------|--------------|--------|-------|--------------|-----------|-----------|---------|-------|----------



-------------------------------------------------------------------
8.  Price of   |  9. Number of  |10. Ownership   |11. Nature of   |
    Derivative |     Derivative |    Form of     |    Indirect    |
    Security   |     Securities |    Derivative  |    Beneficial  |
    (Instr. 5) |     Beneficial-|    Security:   |    Ownership   |
               |     ly Owned at|    Direct (D)  |    (Instr. 4)  |
               |     End of     |    or Indirect |                |
               |     Month      |    (I)         |                |
               |     (Instr.4)  |                |                |
               |                |   (Instr. 4)   |                |
               |                |                |                |
               |                |                |                |
---------------|----------------|----------------|----------------|
   $ 0.86      |    0           |   D            |                |
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
               |                |                |                |
---------------|----------------|----------------|----------------|
Explanation of Responses:                                                               BERMORE, LTD.


                                                                                   /s/ Michael Uytengsu                    2/4/98
**Intentional misstatements or omissions of facts constitute Federal Criminal    -----------------------------------    -----------
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                             **Signature of Reporting Person          Date

Note:  File three copies of this Form, one of which must be manually signed.     By:  Michael Uytengsu
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                        Page 2


(a) Excludes 1,616,691 shares of common stock, par value $.01 per share, of the Issuer ("Issuer Common Stock") sold by the Reporting Person to Flowers
Industries, Inc. ("Flowers") on February 3, 1998 (simultaneously upon consummation of a public offering of Issuer Common Stock pursuant to Registration
Statement No. 333-42075) pursuant to that certain Stock Purchase and Stockholder's Agreement dated January 28, 1998 by and among the Reporting
Person, Flowers, Artal Luxembourg S.A. and the Issuer.

